EXHIBIT (5)

OPINION RE LEGALITY

S-1 Opinion of Counsel

April 28, 2023

Transamerica Life Insurance Company

6400 C Street SW

Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form S-1 by Transamerica Life Insurance Company with the Securities and Exchange Commission covering individual flexible premium deferred index-linked annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate. On the basis of such examination and consultation, it is my opinion that:

1.	Transamerica Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa.

2.	Transamerica Life Insurance Company has been duly authorized to issue individual flexible premium deferred index-linked annuity contracts by the Department of Insurance of the State of Iowa.

3.

The individual flexible premium deferred index-linked annuity contracts have been duly authorized by Transamerica Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form S-1 Registration Statement, will constitute legal, validly issued, and binding obligations of Transamerica Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said S-1 Registration Statement.

Very truly yours,

TRANSAMERICA LIFE INSURANCE COMPANY

/s/ Brian Stallworth

Brian Stallworth

Assistant General Counsel